Filed pursuant to Rule 433

May 11, 2015

Relating to

Preliminary Prospectus Supplement dated May 11, 2015 to

Prospectus dated March 28, 2014

Registration Statement No. 333-194874

Verisk Analytics, Inc.

$900,000,000 4.000% Senior Notes due 2025

$350,000,000 5.500% Senior Notes due 2045

Pricing Term Sheet

Issuer:	Verisk Analytics, Inc.

Ticker:	VRSK

Expected Rating*:	Baa3 / BBB- / BBB+

	4.000% Senior Notes due 2025 (the “2025 Notes”)	5.500% Senior Notes due 2045 (the “2045 Notes”)

Size:	$900,000,000	$350,000,000

Maturity:	June 15, 2025	June 15, 2045

Coupon:	4.000%	5.500%

Public Offering Price:	99.463% of face amount	99.657% of face amount

Yield to Maturity:	4.065%	5.523%

Spread to Benchmark Treasury:	180 basis points	250 basis points

Benchmark Treasury:	2.000% due February 15, 2025	3.000% due November 15, 2044

Benchmark Treasury Price / Yield:	97-22 / 2.265%	99-18 / 3.023%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2015	June 15 and December 15, commencing December 15, 2015

Redemption Provisions:	At any time prior to March 15, 2025, the 2025 Notes may be redeemed at a price equal to 100% of their principal amount, plus a make-whole premium (T + 30 bps), plus accrued and unpaid interest, if any, thereon to the applicable redemption date.	At any time prior to December 15, 2044, the 2045 Notes may be redeemed at a price equal to 100% of their principal amount, plus a make-whole premium (T + 37.5 bps), plus accrued and unpaid interest, if any, thereon to the applicable redemption date.

	On or after March 15, 2025, the 2025 Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the applicable redemption date.	On or after December 15, 2044, the 2045 Notes may be redeemed, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the applicable redemption date.

Settlement:	T+4; May 15, 2015	T+4; May 15, 2015

Denominations:	$2,000 and any integral multiple of $1,000 above that amount	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345YAD8 / US92345YAD85	92345YAE6 / US92345YAE68

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P Morgan Securities LLC SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Co-Managers:	Morgan Stanley & Co. LLC RBS Securities Inc. TD Securities (USA) LLC HSBC Securities (USA) Inc. RBC Capital Markets, LLC The Williams Capital Group, L.P. Capital One Securities, Inc.

Additional Information:

We expect delivery of each series of notes will be made against payment therefor on or about May 15, 2015, which is the fourth business day following the date hereof (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated (call 1-800-294-1322), J.P. Morgan Securities LLC (call collect at 212-834-4533) or SunTrust Robinson Humphrey, Inc. (call 1-800-685-4786).